Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-182585 on Form S-8 of our report dated June 28, 2016 relating to the financial statements and supplemental schedules of the Liberty Tax Service 401(k) Plan, appearing in this Annual Report on Form 11-K of Liberty Tax, Inc. for the year ended December 31, 2015.

/s/ CHERRY BEKEART LLP

Virginia Beach, Virginia
June 28, 2016